                                                                    EXHIBIT 21.1

                 List of subsidiaries of Key3Media Group, Inc.

Key3Media Events, Inc.

Key3Media Art Events, Inc.

ZD Events Pty Ltd.

ZD Events S.A. (Mexico)

ZD Events S.A. (France)

ZD Comdex & Forums (UK) Ltd.